Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Wendy Webb 818-560-5758
Investor Relations John W. Spelich 818-560-8543 Corporate Communications

Remarks prepared for Tom Staggs, Senior Executive Vice President and CFO, The

Walt Disney Company, for delivery today at Credit Suisse First Boston’s Media and

Telecom Week and UBS Warburg’s 31st Annual Media Week conferences

NEW YORK, Dec. 10, 2003 – Attached are remarks prepared for delivery by Tom Staggs, senior executive vice president and chief financial officer of The Walt Disney Company (NYSE: DIS), today at Credit Suisse First Boston’s Media and Telecom Week and UBS Warburg’s 31st Annual Media Week conferences. A reconciliation of non-GAAP measures to corresponding GAAP measures is also attached.

Presentation

by Tom Staggs

Chief Financial Officer

The Walt Disney Company

Good afternoon. Over the last few years, I’ve come to New York regularly to give you updates on the company during some fairly challenging times. I’m now pleased to pay you a visit when the performance of our company is strong and getting stronger, and the general economy is improving as well.

In a few minutes, I’ll hand the lectern over to George Bodenheimer, President of ESPN and ABC Sports, but I’d first like to make clear to you our principal focus in managing the company is to grow its value to our shareholders. This is the commitment and top priority of the Disney board, our management team and the entire Disney organization.

We are only about nine weeks into our new fiscal year, but the early signs are very positive. And, while the economy continues to show signs of improvement, our momentum principally reflects the ongoing successful implementation of our company’s three broad strategies: fostering the relevance, uniqueness and competitive advantage of our brands, further developing our portfolio of programming, vacation and consumer product franchises, and using technological innovation to enhance the distribution and creation of our content. We believe these strategies will drive shareholder value in the coming year, as they clearly did in the year just ended.

The financial yardsticks we are using to gauge our progress are straightforward. They include growth in earnings and cash flow, and increasing returns on our invested capital.

Just three weeks ago we reported 2003 results, which showed improvement across all these measures. Highlights included 10% growth in our as-reported earnings, and, excluding non-recurring items, that growth rate was roughly 25%; we generated a more than 50% increase in free cash flow after capital spending that was in line with the prior year, and we reduced our net debt by 11% during the course of the year. And just last week, the board declared a $0.21 per share dividend, which represents our 48th straight year of dividend payments to shareholders. By the way, for your convenience and comparison, we have reconciled the non-GAAP measures I just cited to their corresponding GAAP measures on our investor relations web site.

It is especially gratifying to see our momentum recognized by investors as, at close of market yesterday, our stock price has appreciated 37% for calendar ‘03, compared to the S&P 500’s growth of 21%.

Over the long-term our company has had a track record that very few can match. This long-term success is due to our ongoing ability to intertwine the creation of shareholder value with the achievement of creative excellence. Our fundamental focus on quality as a key driver of company and shareholder value is part of what differentiates us. It is what sustains our brands. And it is what underpinned our success story in 2003, as we believe it will again in 2004 and for years to come.

Of course, the past few years have taught us all too well that it is impossible to forecast general economic and political trends with certainty, but, consistent with what we said on our earnings call, if current trends remain in place, we expect to deliver EPS growth from our continuing operations in fiscal 2004 of 30% or more versus our as-reported figure of 65 cents for 2003.

During the past year, our Studios in particular demonstrated the effectiveness of our strategic focus, achieving their most successful year ever. Since we last spoke, The Walt Disney Studios made industry history by becoming the first studio to surpass $3 billion at the global box office. But more important than gross receipts is the fact that we expect our calendar 2003 live action slate to be the most profitable in the Studios’ history, with ultimate returns on investment for our live action films of over 20%.

The Studios’ stellar performance is in many ways an outgrowth of management’s approach of “making the right movie for the right price.” Under this philosophy, it makes equal sense to produce Bringing Down the House at a modest budget level as to produce

Pirates of the Caribbean at a high budget level. This conscientious risk management allows us to say “no” to projects that we feel don’t make fiscal sense and to embrace those that meet our metrics, helping to promote dependable performance in the years ahead.

The Studios’ FY ‘03 film slate is manifesting itself in home entertainment in this first quarter of fiscal 2004. Our first major release for the quarter, Lion King, is well on its way to becoming the biggest re-release in history, with 13 million units already sold. Pirates of the Caribbean launched last week and has already sold 12 million units, setting a one week record for DVD sales of a live action title. Finding Nemo is headed toward becoming the biggest DVD release of all time, with sales to date of about 25 million. All told, we should see Q1 growth of more than 40% in total home video unit sales.

At ABC, we are committed to achieving a sustainable improvement in performance. From Fiscal 2003 to Fiscal 2004, our cost structure will improve considerably, due to our overall cost management and also because we will benefit from lower amortization expense for the NFL. In fact, thanks to discipline with our programming and administrative expenses, we currently project that the annual growth rate for total costs at the network for fiscal ‘02 to fiscal ‘04 will average less than 1%. Most importantly, we have effectively managed costs while continuing to improve the quality of our shows across all of our dayparts.

ABC’s primetime ratings are modestly down versus last season, but we are much more competitive. And our schedule is built on a foundation of young comedies that we believe will continue to grow over time.

We’re in the midst of one of the tightest races in network history. Last year, season-to-date, we were 1.2 ratings points behind the leader, NBC. This season, we have significantly narrowed that ratings gap to just 9 tenths of a rating point. In fact, as Lloyd Braun pointed out at the end of our November Sweeps, if we take Thursday night out of the equation, ABC’s regularly scheduled programming is #1 in adults 18—49. That said, we recognize that Thursday is not going away, but we feel we are headed in the right direction.

Obviously results can be impacted by changes in the advertising marketplace or macro economic or political events … but, assuming continued strength in our schedule, our goal is to achieve profitability at the Network in Fiscal Year 2005. Thanks to the network’s current performance, ABC continues to take advantage of the solid scatter marketplace.

•	Quarter to date, primetime scatter CPMs are pacing at double-digit increases over upfront levels; however we’ve seen some softening of late and the marketplace remains competitive.

•	Our fiscal Q2 options pick-up came in at roughly 80%, which is in line with historical averages.

•	And at this point, we do not expect make-goods to be a factor in our results.

Our TV station group retains its remarkably strong competitive position. We have the results for the November Sweeps in the seven large markets we have stations, and six of our stations were number one in their markets. As expected, Q1 pacings have slowed recently due to lower political spending. Pacings at both our radio stations and networks have also softened somewhat as Q1 has unfolded with both showing mid-single digit pacing increases for Q1. Looking at the next quarter, we are seeing some encouraging signs at our TV and radio stations, but it’s still too early to forecast next quarter with certainty.

We continue to see positive attendance trends at Parks and Resorts. Attendance was robust over the Thanksgiving holiday and for the quarter to date, our domestic parks are up 11% in attendance. Per capita spending at our parks is tracking in line with prior year. Room reservations on the books for the current quarter are currently 9% ahead of prior year. For our domestic resorts, Q1 occupancies were at 83% in 2003. So far this fiscal year, occupancies are at 84%. Spending per occupied room is down slightly versus last year.

We expect that several dynamics could soften the year–over-year operating income comparison for Q1 at theme parks versus the year-over-year comparisons we showed last quarter. Since last year’s December quarter was strong late in the holiday period, our attendance comparisons to last year could easily tighten further as the quarter progresses. And, we continue to expect volume increases to be offset by increased employee benefit costs, as well as by an increase in spending for the marketing and sales initiatives that we believe will drive long-term top line growth. For perspective, roughly half the margin decline we have experienced at Walt Disney World since 2001 has been driven by lower volume. The other half has been driven by cost pressures, principally in employee benefits and insurance. We are in the process of identifying significant savings in this area, which should alleviate or lessen this issue going forward. We’re confident in our ability to prudently manage the cost base going forward and margins will be a key area of focus for us as the economy continues to improve.

At Disney Consumer Products, the most significant business is licensing, which achieved double-digit operating income growth in 2003. This year, we’re continuing to see strength in our Princess product line, driving upside in our toys business … and in hardlines, the new consumer electronics products have been well received by consumers, especially the just released Karaoke machine, which has been featured by Time, Newsweek and CNN and appears to be one of the “must-have” toys of the season. We’re also hoping to see increased volume in our direct-to-retail softlines business, where we’ve secured more than 20 deals with major retailers worldwide. Meanwhile, on the Friday after Thanksgiving, Disney Stores North America delivered record sales, exceeding the previous high in 1998, when we actually had 96 more stores.

As you can see, we have good reason to be optimistic about the new year. With a disciplined approach to managing creative risk, a sharp eye for quality creative content and a bold spirit of technological innovation, we look forward to building on our company’s success in 2003 and the momentum that’s been created as we proceed in 2004. Growth in the first half of the year will be driven principally by our major home video releases and improvement in media networks during the first quarter. As you might expect, year-over-year comparisons for the studio in Q2 will be more difficult due primarily to the timing of our releases.

Looking beyond what should be a very strong 2004, we believe there will continue to be good reason for investor confidence.

Underpinning the long-term performance at all our businesses will be the opportunity offered by digital technology … enhancing our current product lines, making possible greater efficiencies in the delivery of our products, allowing greater interactivity for our customers and facilitating entire new forms of entertainment. Just as the advent of such technologies as sound motion pictures, television and home video opened up tremendous new markets for Disney, so, too, should digital creation and transmission of our products.

Nowhere is the strength and growth potential of our company more evident than in our Cable Networks segment.

Consider the Disney Channel, which does so much to promote our strategies of brand extension and franchise development. During the current quarter, Disney Channel is trailing only ESPN among all basic cable networks for total viewers in primetime. It is number-one in primetime among all basic cable networks with kids 6-11 and is up from last year by 41% in ratings for the same period. It is also an engine for future growth internationally, as last month we launched our 22nd Disney Channel, in Japan.

All of our cable holdings offer a prime example of the company’s value creation philosophy. Many of these assets came with the Cap Cities acquisition. Virtually all of them have become vastly more valuable under Disney’s stewardship, especially ESPN, which is ranked the number-one cable brand by operators and subscribers. ESPN encapsulates so much of what makes Disney such an extraordinary company, with its creativity, innovation, value creation and leading-edge development of technology … all of which combine to deliver a quality entertainment experience that consistently exceeds the expectations of its loyal fans.

So, now I’d like to introduce George Bodenheimer to give you an update on how ESPN is delivering increased value to its viewers, its affiliates, The Walt Disney Company, and of course, to our shareholders.

Reconciliation of Non-GAAP Measures

To Corresponding GAAP Measures

Earnings excluding non-recurring items, free cash flow and net debt are not measures of performance defined by, or calculated in accordance with, generally accepted accounting principles (GAAP). These measures should not be considered in isolation of, or as a substitute for, the corresponding GAAP measures. These measures, as calculated by the Company, may not be comparable to similarly titled measures employed by other companies.

Earnings excluding certain non-recurring items:

The following table presents a reconciliation of the Company’s consolidated net income and net earnings per share (diluted) adjusted for certain non-recurring items (unaudited, in millions, except per share data):

	Year ended 09/30/2003	Year ended 9/30/2002	Increase (Decrease)
Net income before the cumulative effect of accountings changes	$1,338	$1,236	$102
Write-off of aircraft leveraged lease investment	83	—	83
Benefit of favorable tax settlement of certain state tax issues	(56)	—	(56)
Gain on sale of Knight-Ridder, Inc. shares	—	(136)	136
Gain on sale of Disney Stores in Japan	—	(21)	21

Earnings excluding non-recurring items	$1,365	$1,079	$286

Percent increase in earnings excluding non-recurring items			27%
Average number of common and common share equivalents outstanding for Disney common stock:	2,067	2,044

Earnings per share (diluted) excluding non-recurring items	$0.66	$0.53	$0.13

Percent increase in earnings per share (diluted) excluding non-recurring items			25%

Net debt

The following table presents the calculation of the reduction in net debt (unaudited, in millions):

	09/30/2003	9/30/2002	Increase (Decrease)
Current Portion of Borrowings	$2,457	$1,663	$794
Long Term Portion of Borrowings	10,643	12,467	(1,824)

Total Borrowings	13,100	14,130	(1,030)
Cash & Cash Equivalents	(1,583)	(1,239)	(344)

Net Borrowings	$11,517	$12,891	$(1,374)

Percent decrease in net debt			-11%

Free cash flow

The following table presents a reconciliation of the Company’s consolidated net cash flows provided by operating activities to free cash flow (unaudited, in millions):

	Year ended 09/30/2003	Year ended 9/30/2002	Increase (Decrease)
Cash flows provided by operations	$2,901	$2,286	$615
Less: Investments in parks, resorts and other property	(1,049)	(1,086)	37

Free cash flow	$1,852	$1,200	$615

Percent increase in free cash flow			51%

The following table presents a summary of the Company’s consolidated cash flows (unaudited, in millions):

	Year ended 09/30/2003	Year ended 9/30/2002
Cash flows provided by operations	$2,901	$2,286
Cash used by investing activities	(1,034)	(3,176)
Cash (used) provided by financing activities	(1,523)	1,511

Increase in cash and cash equivalents	$344	$621

FORWARD-LOOKING STATEMENTS

Management believes certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made and management does not undertake any obligation to update these statements. Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives and information technology improvements, as well as from developments beyond the Company’s control, including international, political, health concern and military developments that may affect travel and leisure businesses generally and changes in domestic and global economic conditions that may, among other things, affect the performance of the Company’s theatrical and home entertainment releases, the advertising market for broadcast and cable television programming, expenses of providing medical and pension benefits and demand for consumer products. Changes in domestic competitive conditions and technological developments may also affect performance of all significant Company businesses.

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